Exhibit 10.9

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated and effective as of August 12, 2005, between James River Group, Inc., a Delaware corporation (the "Company"), and J. Adam Abram (the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of November 15, 2002, as amended by that certain First Amendment to Employment Agreement, dated as of September 4, 2003 (collectively, the "Employment Agreement"), pursuant to which, among other things, the Company employed the Executive as President and Chief Executive Officer and the Executive agreed to be so employed; and

WHEREAS, the parties hereto desire to amend the Employment Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged and agreed, the parties hereto hereby agree as follows:

1.   Amendment to Employment Agreement.    The following paragraph is hereby added to the end of existing paragraph (a) under Section 16 of the Employment Agreement:

"Notwithstanding the foregoing, the following terms shall apply to any financing transaction that involves the issuance of common stock or securities convertible, exchangeable or exercisable for common stock of the Company which is consummated after August 12, 2005 (the "IPO Closing") (other than in connection with the exercise of the underwriters' over-allotment option with respect to the Company's initial public offering):

(i) The exercise price per share of any 5% Option granted pursuant to this Section 16(a) shall be equal to the fair market value of the Company's common stock on the date of the closing of the financing transaction.

(ii) The Company shall have no obligation pursuant to this Section 16(a) to grant any 5% Option to the Executive unless the Company's cumulative return on equity ("Cumulative ROE") exceeds 10%. Cumulative ROE shall be calculated as reported net income from June 30, 2005 to the end of the fiscal quarter immediately preceding the closing of such financing transaction, divided by the average of $176,765,645 and reported stockholders' equity at the end of the fiscal quarter immediately preceding the closing of such financing transaction.

(iii) If Cumulative ROE for such financing transaction exceeds 10%, the Executive shall receive (x) the 5% Option relating to that transaction, in accordance with the first paragraph of this Section 16(a), and (y) an additional 5% Option relating to each prior financing transaction following the IPO Closing, if any, that would have triggered a 5% Option but for the fact that Cumulative ROE at the time of such prior transaction did not exceed 10% (the "Look-Back 5% Option"). The Look-Back 5% Option shall be based on the number of shares issued or issuable in the relevant prior financing transaction, at an exercise price per share equal to the fair market value of the Company's common stock at the time the Look-Back 5% Option is granted."

2.   Employment Agreement in Full Force and Effect; Entire Understanding.    Except as expressly modified hereby, the Employment Agreement shall remain unchanged and in full force and effect as executed. The Employment Agreement, as amended hereby, contains the entire understanding of and supersedes all prior agreements, written and verbal, with respect to the subject matter hereof and shall not be modified except in writing executed by the parties hereto.

3.   Miscellaneous.    This Amendment (a) shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to the principles of conflict of law which might otherwise apply, and (b) may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Executive have duly executed this Amendment as of the date first above written.

COMPANY:
JAMES RIVER GROUP, INC.

By:	/s/ Richard W. Wright Name: Richard W. Wright Title: Chairman
EXECUTIVE:
/s/ J. Adam Abram J. Adam Abram